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                                                                   Exhibit 10.36

[Synapse Group logo]                                         Synapse Group, Inc.
                                                            Five High Ridge Park
                                                         Stamford, CT 06905-1325

                                                                    203/595-8250
                                                               Fax: 203/329-8194

February 8, 2000

Doug Alpuche
12 Manger Circle
Pelham Manor, NY 10803

Dear Doug:

It gives me great pleasure to offer you the position of Executive Vice President, Chief Financial Officer at Synapse Group, Inc. ("Synapse") and to welcome you to our organization. I look forward to having you join our dynamic and dedicated work team.

This letter sets forth the terms and conditions that will be incorporated into the Employment Agreement you will enter with Synapse as promptly as practicable after your start date. The terms and conditions of your employment are as follows:

 .    Your effective employment date is to be determined, but may not be later than 3/1/00.

 .    Your will be paid an annual salary of $200,000 paid in accordance with the
     Synapse payroll policy. (Listed in the Employee Handbook and currently paid 2 times a month.)

 .    In addition, you will have an annual bonus incentive opportunity of
     $100,000 (prorated to 11/12ths in 2000) based on the 2000 VP & EVP Bonus Plan.

 .    You will be given 100,000 stock options at a strike price of $8, that vest over 4 years with 1/4 vesting 1/1/01, 1/4 vesting 1/1/02, 1/4 vesting 1/1/03 and 1/4 vesting 1/1/04. In each of 2001 and 2002, an additional 50,000 options (the "Additional Options") will be granted to you (total of 100,000 future options) as long as your performance is considered satisfactory by the CEO. The strike price for the Additional Options will be determined at the time of the grant, but in no event shall the strike price exceed the fair market value of the stock on the grant date. The Additional Options shall vest 12,500 per year beginning on the first anniversary of the grant date and continuing to vest 12,500 per year on each anniversary date thereafter until the Additional Options are fully vested.

 .    In the event of termination of your employment other than for "Cause" (as defined below), (a) on or prior to January 1, 2001, you will immediately vest in 50,000 of the options with respect to which you would have vested on 1/1/01 and 1/1/02 and, if the aggregate value above the exercise price of such options plus any additional options with respect to which you may have vested is less than $100,000, you shall receive in cash the difference between such aggregate value and $100,000 and (b) after January 1, 2001, you will immediately vest in 100,000 of the options with respect to which you would have vested on 1/1/01, 1/1/02, 1/1/03 and 1/1/04 and if the aggregate value above the exercise price of such options plus any additional options with respect to which you may have vested is less than $200,000, you shall receive in cash the difference between such aggregate value and $200,000 (for this purpose, "aggregate value" shall mean the fair market value of the Synapse stock that is subject to your vested option rights). This provision shall not deprive you of the benefits of any additional vesting of your options should the Board of Directors elect to take such action in connection with a change in control. As used herein "Cause" shall mean a material breach of your employment agreement with Synapse or misconduct involving misappropriation or dishonesty or criminal conduct; or failure to perform the reasonable and customary duties of a CFO as assigned to you by the Board of Directors, President and CEO or other officers senior to you.
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 .    In 2000, you will receive 10 paid days off in your Time Bank to be used in accordance with the Synapse Time Bank program outlined in the Employee Handbook. You are eligible to take time off after three months of employment. If you leave the company before three months of employment, your accrued vacation and any pay for those days will be forfeited. In
     2001, you will receive 17 days in your Time Bank.

 .    You are entitled to holidays according to Synapse policy (there are 9 in
     2000, see Employee Handbook for schedule).

 .    You may elect medical and dental coverage; eligibility begins on the first day of the month following the completion of the 30 day waiting period. Employee coverage is offered to you at no charge. A small premium contribution is required for dependent coverage, see the Employee Handbook for contribution schedule.

 .    You may join the Synapse 401(k) Plan; eligibility begins after three (3)
     months of employment. You will be eligible for Profit Sharing in accordance with this plan as described in the Employee Handbook.

Enclosed are copies of various forms which should be completed prior to your orientation on your first day. Please send back the completed tax forms, life insurance enrollment card, and the Buddy Program Questionnaire to the attention of Tracy Sharkey as soon as possible so we can match you up with an appropriate buddy and process your tax forms for payroll purposes. Tracy will review our benefits package in its entirety with you during your orientation at 9:00 a.m.

Doug, if you have any additional questions or concerns, please don't hesitate to call me.

Please sign below indicating your acceptance of this Employment Agreement.

Welcome!

Sincerely,

/s/ Michael Loeb
Michael Loeb
Chief Executive Officer


I agree to the terms of this Employment Agreement with Synapse Group, Inc.

/s/ Douglas Alpuche                                 2/17/00
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Signature                                           Date

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